Exhibit 10.9

CIBUS GLOBAL, LTD.

OFFER LETTER

January 30, 2019

Sam Samad
_________________________
_________________________

Dear Sam:

Cibus Global, Ltd. (the “Company”) is pleased to offer you a position as a member of the Company’s Board of Directors (the “Board”) for a term expiring on the date of the Company’s first Annual Meeting to elect Class I directors.  You will join the Board effective with the pricing of the Company’s IPO (defined below), at which time the Company will become a Delaware corporation called Cibus Corp.  You will also serve as Chair of the Company’s Audit Committee, subject to approval by the Board.  The following is some information on the benefits available to you as a member of the Board.  This offer letter supersedes any prior agreement with respect to the subject matter hereof.

In consideration for serving as Audit Chair, the Board will cause the Company to grant you an option for 40,000 Class A Common Shares (on a post-split basis), which will vest (a) 50% on the one year anniversary of your appointment to the Board, and (b) 50% on the two year anniversary of your appointment to the Board, in each case subject to your providing continuous service to the Company through such vesting date.  The option will have an exercise price equal to the price at which shares are sold in the Company’s initial public offering (“IPO”).  The option will be evidenced by the Company’s standard form of option agreement.

Upon the completion of the IPO, the Company will have a director and officer liability insurance policy, under which you would be covered.  In addition, the Company will enter into Director Indemnification Agreements with each of its directors.

In connection with the closing of the IPO, the Company will implement a compensation program for independent directors comprised of an annual Board fee and an additional fee for services as Chair of the Audit Committee.  The amount of compensation, as well as the potential for equity grants to directors, will be determined by the Board of Directors in its ordinary course of business.  In addition, the rights and obligations of directors, including the terms described in this Offer Letter, are necessarily subject to Delaware law, the Company’s Certificate of Incorporation and Bylaws, and Board approval.

The Company will reimburse reasonable travel and other business expenses in connection with your duties as a Board member in accordance with the Company’s generally applicable policies.

As a director of the Company, you will have access to confidential information.  Accordingly, the foregoing offer is contingent upon you executing the Company’s standard confidentiality agreement.

The Company hopes that you find the foregoing terms acceptable.  You may indicate your agreement with these terms and accept this offer by signing and dating this.

Sincerely,

CIBUS GLOBAL, LTD.

By:	/s/ Jim Hinrichs
Name: Jim Hinrichs
Title: Chief Financial Officer

I have read and accept this offer:

/s/ Sam Samad
SAM SAMAD

Date:	January 30, 2019